Exhibit 99.1

Subject: Experian Data

Author: Dean A. Stoecker, Chairman and Chief Executive Officer of Alteryx, Inc.

You may have seen a report regarding the commercially available, third-party Experian marketing dataset that some of our clients use for marketing purposes. I want to provide some additional detail here to the Alteryx community. Transparency is vital and we want our customers, partners and investors to know that we take all security and privacy issues seriously.

As was reported, individuals with an Amazon Web Services (AWS) login could have had access to a third-party dataset that provided consumer marketing information intended to help marketing professionals advertise and sell their products. This dataset is commercially available from Experian and provides some location information, contact information and other estimated information that is used for marketing purposes. It does not include names, credit card numbers, social security numbers, bank account information or passwords. Some media outlets reported that the dataset included this type of information, which is not true.

When we discovered this issue, we removed the file from AWS and also added a layer of additional security to the AWS bucket where the file was stored. We will maintain a similar level of enhanced security for any dataset that we offer to our customers going forward.

We take data security very seriously and have taken steps to help ensure that it doesn’t happen again.

Our community expects a high standard from Alteryx and we will continue to focus on delivering on that promise across all aspects of our business. We intend to provide relevant updates here on the Alteryx Community website as appropriate.